Exhibit 6.17
FILLER SUPPLY AGREEMENT

            THIS FILLER SUPPLY AGREEMENT (including all Exhibits hereto, the "Agreement") is made and entered into as of __________ (the "Effective Date"), between Beauty and Pinups, LLC, a North Carolina limited liability company ("BPU"), and ___________ ("Filler"). Certain capitalized words used in this Agreement are defined in Section 11.
In consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:
            1. Appointment. During the Term of this Agreement, BPU appoints Filler, and Filler agrees to serve, as BPU's warehouser, filler and related supply servicer on a non-exclusive basis for its health and beauty care and other products (“Products”). Filler may use Affiliates to provide the Services described herein. Filler must ensure that any Affiliate that provides Services complies with the terms and conditions of this Agreement.
            2. Product Receipt and Warehousing.
                  2.1 Product Receipt.
                        (a) BPU shall enter purchase orders for Products to be supplied by BPU's vendors into the Purchase Order System. Filler will receive such delivered Products from BPU or BPU's vendors.
                        (b) Upon receipt, Filler will unload the Products, perform a quantity count and verification, conduct a damage check and assessment, process the receipt of inventory and warehouse the Products in accordance with Section 2.2.
                  2.2 Warehousing.
                        (a) During the Term of this Agreement, Filler shall use commercially reasonable means to receive, handle, store and protect the Products from damage, theft and other adverse events.
                        (b) Filler shall store the Products in a secured facility. Only Filler's employees and agents and BPU's authorized employees and agents will have access to the Products. Furthermore, BPU acknowledges that Filler provides warehousing services to third parties and that not all of the Products will be maintained in areas of the Filler’s Facilities which are separate from such third parties' inventory. Notwithstanding the foregoing, Filler shall take all reasonable measures to ensure that BPU's inventory is secure and clearly designated as BPU's inventory.
                        (c) BPU shall have the right to inspect the Products, in whole or in part, upon receipt by Filler and shall have the right to reject such Products; provided, however, that Filler shall bear no liability for such rejected Products. Filler shall provide a holding area for Products received whose acceptability is questionable. BPU will advise Filler on the disposition within five (5) Business Days of notification by Filler of such questionable Products.
                        (d) Filler shall conduct cycle counts in order to assure the accuracy of the inventory on an as requested basis by BPU. If stock differences are found in any inventory, Filler will list gains as receipts, and losses as deductions, thus correcting the book record to agree with the actual Products on hand. These changes will be made on an ongoing basis; provided, however, that Filler shall promptly notify BPU in writing when such changes are made. Filler will take such additional physical inventories as reasonably requested by BPU upon advanced written notice of not less than two (2) Business Days, the actual costs of which shall be at BPU's expense. Representatives of BPU may be present during any inventory.

            3. Order Processing and Filling.
                  3.1 Service. Filler shall provide first-level Services to BPU.
                  3.2 Order Processing. Filler shall process all BPU’s orders in accordance herewith.
                        (a) After receipt of an order, Filler will fill the order as set forth on the terms of the purchase order received from BPU from the inventory of Products at the Filler’s Facilities, (ii) insert all packing slips in accordance with Section 3.2(c) below, and (iii) pursuant to BPU's instructions, and based upon availability of Products in stock, ship the order to BPU’s designated party and location either as a multiple shipment or as one shipment. Filler shall use a common carrier agreed to by BPU. In the event that Filler does not have a Product in stock in order to fill an order (a "Backordered Product"), Filler agrees to act in accordance with Section 3.2(e) below. Furthermore, Filler shall obtain written approval from BPU before changing agreed-upon common carriers.
                        (b) Filler will acknowledge receipt of orders to BPU in accordance with BPU’s specifications, which may change from time to time. Acknowledgment will be made promptly after an order is received by Filler and will identify the availability of the Products.
                        (c) Filler will print all packing slips, including printing the text of any special message requested by BPU on the standard packing slip. Filler will insert the standard packing slip and all additional packing slips requested by BPU. Furthermore, Filler will print and apply recipient’s addresses or affix shipping labels on orders being shipped to recipient as part of its Services.
                        (d) Filler will make available on its Order Management System all orders filled by Filler on the preceding Business Day and which includes the following information for each such order: the order number, the recipient’s name and address, an itemization of Products shipped, the price charged by Filler to BPU for each Product and shipping charges.
                        (e) Filler shall promptly enter into the Order Management System any Backordered Products so that BPU may promptly identify which Products need to be supplied. Upon receipt of any Backordered Products, Filler shall follow the procedures set forth in Section 3.2(a). For purposes of Section 3.2(a), orders for Backordered Products shall be deemed to have been placed upon the date the Backordered Products are received into inventory by Filler.
                  3.4 Other Services. In the event that BPU requires services that exceed the scope or extent of the Services provided for herein, including other premium services ("New Services"), and if Filler agrees to provide such New Services, BPU and Filler shall negotiate in good faith the terms and conditions, including price, under which Filler shall provide New Services. In the event that the parties agree to New Services, the scope and duration of the New Services shall be described in an addendum to Exhibit B hereto and thereafter such New Services shall be considered Services hereunder. BPU may elect to reduce or terminate any of the New Services upon not less than thirty (30) days' prior written notice to Filler. Except as otherwise provided herein, to the extent BPU elects to reduce or terminate any of the Services or to the extent the parties mutually agree to cancel or terminate any of the New Services, such services shall be deemed modified or deleted, as applicable, from the appropriate Exhibit hereto, with the remaining services thereafter constituting the Services.

                  3.5 Insurance. Filler shall maintain at all times during the Term of this Agreement insurance as provided below and shall name BPU and Level Beauty Group, Inc. as additional insureds to the extent of indemnity provided herein under its liability policies as follows:
                        (a) Commercial general liability insurance including premises/operations, broad form property damage, independent contractors, and contractual liability covering Filler's obligations hereunder for bodily injury and property damage, with a combined single limit of not less than $1,000,000 each occurrence and $5,000,000 umbrella coverage.
                        (b) Workers' compensation insurance in statutory amounts covering Filler and its employees, and employer's liability insurance in an amount not less than $500,000 per accident/disease.
                        (e) All insurance required above shall be carried with insurance companies licensed to do business in the state(s) where operations are maintained with a rating of no less than A-. Filler shall deliver to BPU, upon execution of the contract, certificates of insurance as evidence of the required coverages. Filler agrees that these policies shall not be canceled or materially changed without not less than thirty (30) days' prior written notice to BPU. Such notice shall include written confirmation and details of replacement insurance coverages and other material revisions to the policies, which shall be effective immediately upon any cancellation or material change in Filler's policies in order that no gap in coverage results.
4. Terms and Conditions. The Terms and Conditions for each order and transaction under this Agreement are attached hereto as Exhibit A, and shall be incorporated by reference into this Agreement. In the event of any inconsistency between the body of this Agreement and the Terms and Conditions, the body of this Agreement shall control. Subject to the priority set forth in the previous sentence, any other purchase order, sales order, acknowledgement or invoice presented from one party to another party with respect to the Products, Services or New Services shall be subject to the terms of this Agreement, and this Agreement shall control over any such other purchase order, sales order, acknowledgement or invoice in the event of any inconsistency.
           5. Pricing and Payment Terms.
                  5.1 Services will be charged as specified on Exhibit B.
                   5.2 BPU shall be responsible for collection of all payments for sales of Products and for the determination and payment of all applicable taxes, including sales taxes.
                  5.3 Payment Terms. Filler shall invoice BPU as soon as possible but in no event more than five (5) Business Days after the end of each month for such Services rendered in the preceding month. For annual Services, Filler shall invoice BPU within five (5) Business Days after the end of each month an amount equal to one-twelfth (1/12th) of the annual amount specified on Exhibit B for such annual Services, which will be deemed to be Filler's compensation for annual Services rendered in the preceding month. All invoices for Services shall be paid by BPU no later than the thirtieth (30) day following receipt of the month in which such invoice is received by BPU.
            6. Term and Termination.
                  6.1 Term. The term of this Agreement shall begin on the Effective Date and shall continue until the first anniversary of the date hereof (the "Initial Term") or until it is terminated in accordance with this Section 6 or as otherwise provided herein. The parties agree that either party may terminate this agreement on sixty (60) days’ prior written notice to the other party.

                  6.6 Effect of Termination.
                        (a) Filler shall complete all orders placed prior to the effective date of termination but shall have no responsibility to provide any further Services to BPU as of the effective date of termination. Notwithstanding the foregoing, Filler shall cooperate in and take all reasonable steps as reasonably requested by BPU for the transition of such Services to such party as may be designated by BPU. Any pre-approved costs or expenses incurred by Filler in connection with such transition of Services shall be promptly reimbursed by BPU.
                        (b) Except as necessary to perform its obligations hereunder, Filler shall return all of BPU's property within ten (10) Business Days following the effective date of termination.
                        (c) Except as necessary to perform its obligations hereunder, all licenses granted hereunder shall immediately terminate, and Filler shall immediately discontinue its use of the BPU Marks. In addition, Filler shall promptly, upon the direction of BPU and at Filler's sole expense, return or destroy any and all Marks or Confidential Information of BPU in its possession in any medium.
            7. Confidentiality.
                  7.1 Confidential Information. Each party shall cause each of its Affiliates and each of their officers, directors and employees to hold all information (the "Confidential Information") relating to the business of the other party disclosed to it by reason of this Agreement confidential and will not disclose any of such Confidential Information to any third party, except as provided in this Agreement. Each party shall limit disclosure of such Confidential Information to those of its employees who have a need to know such Confidential Information and shall inform those employees to whom such disclosure is made of their obligations of confidentiality and limited use. The obligations of this Section 7 shall not extend to any Confidential Information:
                        (a) that, on or after the date of this Agreement, comes into the public domain through no fault of a party with a confidentiality obligation under this Agreement;
                        (b) that is disclosed to a party with a confidentiality obligation under this Agreement, without restriction on disclosure, by a third party who has the lawful right to make such disclosure;
                        (c) that is required to be disclosed by a party by law, or to a court or by a Governmental Body (as defined below); or
                        (d) that is disclosed to their respective directors, officers. attorneys, accountants and other advisors, who are under an obligation of confidentiality, on a "need-to-know" basis.
            8. Ownership; Liens.
                  8.1 Property. Except as agreed between the parties in writing, or as expressly set forth in this Agreement, BPU (or its licensors, as applicable) shall own all right, title and interest in and to any and all property provided to Filler hereunder, and nothing contained in this Agreement shall be deemed to transfer or convey to Filler any right, title or interest in or to any such or property by virtue of its use by Filler in relation to any Service provided hereunder.
                  8.2 Trademarks. Subject to the terms and conditions set forth herein, BPU hereby grants to Filler, and Filler hereby accepts, a non-exclusive, royalty-free, non-transferable (without any right to sublicense), limited license to use, publish and display such trademarks, service marks, trade names, service names or other marks, registered or otherwise, as may be provided by BPU (collectively, the "BPU Marks"), solely as required to perform Filler's obligations hereunder. All use by Filler of the BPU Marks shall conform to the usage guidelines provided by BPU, which guidelines may be updated from time to time. In the event that BPU notifies Filler of any incorrect usage of the BPU Marks, Filler shall promptly correct such usage. BPU (or its Affiliates) shall own all right, title and interest in and to the BPU Marks. Nothing contained in this Agreement shall be deemed to transfer or convey to Filler any ownership rights whatsoever in and to the BPU Marks, nor will Filler obtain any right, title or interest in the BPU Marks by virtue of its use under this Agreement. Filler may not make any modifications or changes to any BPU Mark without the prior written consent of BPU. Any additional goodwill associated with the BPU Marks that is created through Filler's use of the BPU Marks shall inure solely to the benefit of BPU and its Affiliates, and BPU and its Affiliates shall be the sole entities entitled to register the BPU Marks. All rights not specifically granted with respect to the BPU Marks herein are reserved by BPU and its Affiliates.

                  8.3 During the Term of this Agreement, Filler shall not allow liens or encumbrances of any kind to be placed on any of the Products or any additional property of BPU in the possession of Filler or located at the Filler’s Facilities other than by BPU.
           9. Relationship of Parties. Each party hereto is an independent contractor and when its employees act under the terms of this Agreement, they shall be deemed at all times to be under the supervision and responsibility of such party; and no person employed by either party and acting under the terms of this Agreement shall be deemed to be acting as agent or employee of such party or any customer of such party for any purpose whatsoever. Neither of the parties shall act or represent or hold itself out as having authority to act as an agent or partner of the other party, or in any way bind or commit the other party to any obligations. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement.
            10. Force Majeure. Filler shall be temporarily excused from providing the Services, and BPU shall be excused from any payment for such Services, during the period of an applicable Force Majeure event. In the event of any Force Majeure event lasting more than ten (10) Business Days, BPU may, at its sole discretion, immediately terminate this Agreement upon written notice, without penalty.
            11. Miscellaneous.
                  11.1 Definitions. As used in this Agreement, the following terms have the following meanings.
            "Affiliate" means any Person who is an "affiliate" as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.
            "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the State of Illinois are authorized or required by law or executive order to close. For purposes of this Agreement, BPU's Business Day ends at 6:00 PM (Central Time).
            "Filler Facilities" means one (1) or more of Filler's warehouse and filling facilities as Filler may from time to time designate.
            "Force Majeure" means any cause or condition beyond Filler's reasonable control, including, without limitation, to acts of God or of the public enemy; acts of any federal, state or local government or agency; fires; floods; epidemics; quarantine restrictions; strikes and labor disputes; war; acts of terrorism; failure of communications capabilities; earthquakes or general unavailability of energy or materials.

            "Governmental Body" means any foreign or domestic, federal, territorial, state or local government authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department, board, bureau or branch or official of any of the foregoing.
            "Order Management System" means Filler's current inventory and customer order system or any successor system.
            "Person" means any individual, corporation, partnership, firm, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
            "Purchase Order System" means Filler's current purchase order dispatch and receiving system or any successor system.
            "Services" means all services provided by Filler hereunder.
                  11.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or overnight courier, postage prepaid. Any such notice shall be deemed given when so delivered personally, or sent by facsimile transmission, if delivered by commercial overnight courier service, one (1) day after delivery or, if mailed, five (5) days after the date of deposit in the United States mails, to the other party at their last known address. Either party may, by notice given in accordance with this Section 11.2 to the other party, designate another address or Person for receipt of notices hereunder.
                        11.3 Entire Agreement. This Agreement (including the Exhibits) contains the entire agreement among the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, written or oral, with respect thereto.
                        11.4 Waivers and Amendments; Non-Contractual Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.
                        11.5 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. This Agreement is not assignable except by operation of law, except that BPU or Filler may assign this Agreement to any of its Affiliates or to any successor to all or substantially all of its business or assets.
                        11.6 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. The parties hereto confirm that any facsimile copy of another party's executed counterpart of this Agreement (or the signature page thereof) shall be deemed to be an executed original thereof.

                        11.7 Exhibits. The Exhibits are a part of this Agreement as if fully set forth herein. All references herein to Sections and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.
                        11.8 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.
                        11.9 Interpretation. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, the feminine or neuter gender shall include the masculine, the feminine and the neuter.
                        11.10 Certain Acknowledgments. Each of the parties hereto acknowledge that it has been represented by legal counsel of its own choice throughout all negotiations and preparation and review of this Agreement, and that it has executed this Agreement voluntarily. Each of the parties hereto acknowledge that it is sophisticated in transactions of the type contemplated by this Agreement and each party wishes to create a relationship based on the terms set forth in this Agreement.
                        11.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the parties hereto directs that such court interpret and apply the remainder of this Agreement in the manner that it determines most closely effectuates their intent in entering into this Agreement, and in doing so particularly take into account the relative importance of the term, provision, covenant or restriction being held invalid, void or unenforceable.
                        11.12 Survival. The provisions of Agreement which are contemplated to survive the termination shall survive.
                        11.13 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina applicable to agreements made and to be performed entirely within such State.
[Signature page follows]

            IN WITNESS WHEREOF, the parties have executed this Filler Supply Agreement on the date first above written.
Beauty and Pinups, LLC

______________________________
Name: ________________________
Title: _________________________

[ ]

______________________________
Name: ________________________
Title: _________________________

Exhibit A
Beauty and Pinups, LLC
Terms and Conditions

1.
ACCEPTANCE, ENTIRE AGREEMENT AND MODIFICATION. (a) By acceptance of the order, the party providing the product or goods under this order (“Seller”) agrees to the terms and conditions contained herein and incorporated herein by reference, which terms and conditions shall constitute the entire agreement between the Seller and Beauty and Pinups, LLC (“Buyer”). Buyer rejects any additional and inconsistent terms and conditions offered by Seller at any time and irrespective of Buyer’s acceptance of or payment for Seller’s items or services. This order shall be deemed accepted upon the return of the acknowledgment copy of this order, other verbal or written acceptance or the commencement of performance by Seller. These terms and conditions constitute the entire agreement between the parties and no change to or modification of this order shall be binding upon Buyer unless signed by an authorized representative of Buyer’s procurement or purchasing office at Buyer’s place of business issuing this order.
(b) Notwithstanding the above, the Parties acknowledge and agree that in the interest of time certain matters of a practicable business nature, such as material and product releases, minor changes in delivery dates, shipment instructions, variances in orders and the like may be sent by Buyer to Seller via electronic data interchange, facsimile or telephonic communication. The Parties agree that such communications, and any deliveries thereunder, shall constitute part of this order and be subject to these terms and conditions.
2.
PRICES, TAXES, CASH DISCOUNTS AND NEW MATERIAL. Seller warrants that each price for items sold to Buyer under this order is no less favorable than that extended during the term of this order to any other customer for the same or like items in equal or less quantities. Unless otherwise provided on the face of this order, the prices appearing herein include all packaging, crating and federal, state and local taxes.
3.
DRAWINGS AND DATA. All drawings, data, designs, engineering instructions, models, specifications or other technical information, written, oral or otherwise, supplied by or on behalf of Buyer or prepared by Seller specifically in connection with performance of this order (hereinafter “Information”) shall be and remain the property of Buyer. Seller shall not use or disclose such Information except in the performance of orders for Buyer and upon Buyer’s request such Information and all copies thereof shall immediately be returned to Buyer. Where such Information is furnished to Seller’s suppliers for procurement of supplies by Seller for use in the performance of Buyer’s orders, Seller shall insert the substance of this provision in any purchase order or subcontract hereunder.
4.
CHANGES. Buyer may at any time by a written order, make changes in any one or more of the following: (a) drawings, designs or specifications where the items to be furnished are to be specifically manufactured for the Buyer in accordance herewith, (b) method of shipment or packing, or (c) place or time of inspection, delivery or acceptance. If any such change causes an increase or decrease in the cost of or time required for the performance of this order, an equitable adjustment shall be made in the price or delivery schedule or both.
5.
STOP WORK ORDERS. Buyer may at any time by written order, stop all or any part of the work under this order for a period of 90 days. At any time, during such period, Buyer may with respect to all or any part of the work covered by the stop work order, either cancel the stop work order or terminate the work in accordance with subparagraph (a) or (b) of the “Termination” clause of this order. To the extent the stop work order is canceled or expires, Seller shall resume work. If a stop work order has a material effect on cost of delivery, an equitable adjustment shall be made in the price (excluding profit) or the delivery schedule or both.
6.
DELIVERIES AND SHIPMENTS. Time is of the essence in making deliveries under this order. Unless otherwise specified in this order, risk of loss for each item delivered pursuant to this order shall pass to Buyer upon delivery to Buyer’s factory or designated delivery location and delivery shall be F.O.B. destination. If delivery is to be in accordance with Buyer’s written releases, Seller shall not procure, fabricate, assemble or ship any item except to the extent authorized by the Buyer in such written releases. Unless otherwise specified on the face of this order, no variation in the quantity is authorized for shipment. All items are to be suitably prepared for shipment and must be packed and shipped in accordance with the governing classification and tariffs applicable thereto.
7.
INSPECTION AND QUALITY CONTROL. Notwithstanding (a) payment, (b) passage of title or (c) prior inspection or test, all items are subject to final inspection and acceptance or rejection at destination stated herein. Seller shall provide and maintain quality control and inspection systems acceptable to Buyer.
8.
WARRANTY. Unless otherwise stated on the face of this order, Seller warrants to Buyer its successors, assigns and customers that all items furnished (including all replacement items and all replacement or corrected components which Seller furnishes pursuant to this warranty) (a) will be free from defects in materials and workmanship for a period of two years, (b) will conform to applicable drawings, specifications, samples and other descriptions furnished or specified by Buyer and to the extent such items are not of a detailed design furnished by Buyer, (c) will be merchantable, suitable for the intended purposes and free from all other defects, including defects in design, and (d) will be free from any and all security interests, claims, demands, liens or other encumbrances. In the event Seller is required to replace or correct any component of any item pursuant to a breach of the foregoing warranty, the running of the warranty period for the item of which the defective component is a part, shall be suspended from the date Seller receives notice of the breach of warranty until the date the component is replaced or corrected. Buyer’s approval of Seller’s samples or first articles shall not be construed as a waiver by the Buyer of any requirement of the drawings, specifications and/or other referenced descriptions applicable hereto or of any express or implied warranty.
9.
DEFECTIVE OR NONCONFORMING ITEMS/BREACH OF WARRANTY. In the event of Seller’s delivery of defective or nonconforming items or Seller’s breach of warranty, Buyer may at its election and in addition to any other rights or remedies it may have at law or equity or under this order, recover from Seller any costs of removing such items from property or products in which such items have been incorporated, and any additional costs of reinstallation, reinspection and retesting and (a) return the items at Seller’s risk and expense and recover from Seller the price paid therefore and, if elected by Buyer, purchase or manufacture similar items and recover from Seller the costs and expenses thereof, (b) accept or retain the items and equitably reduce their price, or (c) require Seller, at Seller’s expense to promptly replace or correct the items and pending redelivery, to repay Buyer any amount Seller’s customer paid for such items. If Seller fails to promptly replace or correct such items as directed by Buyer, Buyer may repair them or have them repaired at Seller’s expense or purchase or manufacture similar items and recover from Seller the costs and expenses thereof.
10.
TERMINATION. Buyer may terminate this order in whole or in part at any time by written notice stating the extent and effective date of such termination. Upon receipt thereof, Seller shall to the extent directed by Buyer (i) stop work under this order and place no further orders relating hereto (ii) terminate work under outstanding orders, which relate to work terminated by such notice and (iii) protect property in Seller’s possession in which Buyer has or may acquire an interest. Buyer reserves the right to terminate this order in whole or in part for default (i) if Seller fails to perform in accordance with any of the requirements of this order or to make progress so as to endanger performance hereunder, or (ii) if Seller becomes insolvent or suspends any of its operations or if any petition is filed or proceeding commenced by or against Seller under any state or federal law relating to bankruptcy, arrangement, reorganization, receivership or assignment for the benefit of creditors. Any such termination will be without liability to Buyer for any or all property produced or procured by Seller for performance of the work terminated and Seller shall be credited with the reasonable value thereof not to exceed Seller’s cost.

11.
EXCUSABLE DELAYS. Neither party shall be in default for any delay or failure to perform hereunder due to causes beyond its control and without its fault or negligence, provided that any delay or failure to perform caused by default of a supplier of the Seller, must be beyond the control of both Seller and such supplier and without the fault of or negligence of either and the items to be furnished must not be obtainable from other sources in sufficient time to permit Seller to meet the delivery schedule and provided further, that Seller furnishes prompt written notice to Buyer of the occurrence of any such cause which will or may delay Seller’s performance.
13.
INDEMNIFICATION. Seller shall indemnify and hold Buyer harmless, its employees, agents and invitees from and against all liability, demands, claims, loss, cost, damage and expenses by reason of or on account of property damage, death and personal injury of whatsoever nature or kind arising out of, as a result of, or in connection with the performance of the order and the Filler Supply Agreement entered into between the parties which is occasioned by the acts or omissions of Seller or its suppliers.
16.
ASSIGNMENT AND SUBCONTRACTING. Any assignment of this order or the work to be performed, in whole or in part, or of any other interest hereunder, without Buyer’s written consent shall be void. Seller agrees not to subcontract for any complete or substantially complete materials, supplies and/or services called for by this order without the prior written approval of Buyer.
17.
RIGHTS AND REMEDIES OF BUYER. The rights and remedies of Buyer set forth herein shall be in addition to any other rights and remedies provided in law or equity and the failure or delay by Buyer to exercise any rights or remedies hereunder shall not operate as a waiver thereof, or preclude the exercise of any other rights or remedies.
18.
GOVERNING LAW; DISPUTES. This order is to be interpreted in accordance with, and its administration and performance governed by, the laws of the State of North Carolina. The parties hereto agree that Charlotte, North Carolina shall be the exclusive forum for any cause of action filed in any court of law or equity arising out of the execution of or performance under this order. Notwithstanding the foregoing, in the event Buyer is located outside the United States of America and purchases items pursuant to the terms hereof for use outside the United States of America, any dispute between such Buyer and Seller respecting the items so purchased shall be finally resolved by arbitration in the English language in Charlotte, North Carolina, U.S.A. in accordance with the rules then obtaining of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

Exhibit B
Pricing Structure
For
Beauty & Pin Ups

The prices below include warehousing and filling and other related Services. Prices are based upon Scope of Work outlined below.

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